Exhibit 99.1

CENTERPLATE, INC. ANNOUNCES CEO RESIGNATION

David M. Williams named Acting Chairman;
Janet L. Steinmayer named Acting Chief Executive Officer

Spartanburg, S.C. – April 22, 2005 – Centerplate, Inc. (Amex:CVP; TSX: CVP.un) today announced the resignation of Lawrence E. Honig as Chairman of the Board of Directors and Chief Executive Officer.

The Board of Directors has named David M. Williams as Acting Chairman of the Board and Janet L. Steinmayer as Acting Chief Executive Officer, while a search is conducted. Candidates both inside and outside of the company will be considered for the chief executive position.

Mr. Williams has been a director since December 2003, when the company completed its IPO. Janet L. Steinmayer was elected President in February of this year and has been an executive officer of the company or its predecessors since 1993.

Acting Chairman David M. Williams said, “As we noted when we elected Janet President in February, she has been involved in setting the strategic direction of the company and the Board believes she will provide important leadership continuity for the company in the months ahead.”

David M. Williams of Toronto, Ontario served as President and Chief Executive Officer of the Ontario Workplace Safety and Insurance Board from 1998 until June 2003.

For more information contact:

Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

Centerplate is a leading provider of catering, concessions, merchandise and facilities management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.